EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. ANNOUNCES

CHANGES IN LEASE ACCOUNTING

Philadelphia, PA, March 7, 2005 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that it is currently reviewing its accounting for leases in light of the views expressed by the Office of the Chief Accountant of the SEC on February 7, 2005 in a letter to the American Institute of Certified Public Accountants and other recent interpretations regarding certain operating lease accounting issues and their application under generally accepted accounting principles.  After consultation with the Company’s independent registered public accounting firm, KPMG LLP, Company management has determined, like many other publicly-held companies in the retail industry, that it will change the method of accounting for tenant improvement allowances and for rent expense during store build-out periods (rent holidays).

Consistent with industry practice, the Company historically has accounted for tenant improvement allowances as a reduction of property, plant and equipment on its balance sheet and as a reduction of capital expenditures in cash flow from investing activities on its statement of cash flows, and has amortized these tenant improvement allowances as a reduction of depreciation expense over the estimated useful life of the related leasehold improvements.  Management has now determined that, in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” and FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” the Company should account for these allowances as deferred rent liabilities on its balance sheet and as a component of cash flow from operating activities on its statement of cash flows, and should amortize these allowances as a reduction of rent expense over the expense period for the lease.

Also consistent with industry practice, the Company historically has recognized the straight line rent expense for leases over the period beginning with the commencement date of the lease, which is typically the store opening date, which had the effect of excluding the build-out period (or rent holiday) of its stores from the calculation of the period over which it expenses rent.  The Company now has determined that, in accordance with FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with

Scheduled Rent Increases,” it should begin recording rent expense when it has the right to control the use of the leased property, and thus should include the build-out period in its calculation of straight line rent expense.  Compared to the Company’s historical accounting, this change will result in an acceleration of the commencement of rent expense for each new store lease, since the Company will now recognize rent expense during the pre-opening build-out period, and a reduction of the per month rent expense during the lease since the total rent due under the lease will be amortized over a greater number of months.

The Company, in consultation with its Audit Committee, is assessing the impact of these matters on its historical financial statements and plans to complete this assessment as soon as practicable.  Although the Company has not yet determined whether a restatement of the Company’s historical financial statements will be required, management believes that a restatement is likely.  The changes in the Company’s accounting for leases will have no impact on the Company’s historical or future cash flow or the timing or amount of payments due under the Company’s leases.

As part of implementing these changes in its lease accounting, the Company will also make sure that the amortization period for leasehold improvements is consistent with the straight line rent expense period for each of its leases, and will make the needed revisions of such amortization periods, if any, to comply with accounting standards.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.” As of February 28, 2005, Mothers Work operates 1,100 maternity locations, including 869 stores and 231 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™ and sells on the web through its maternitymall.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding lease accounting and restatements of historical financial statements and expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.